FOR IMMEDIATE RELEASE
October 29, 2010

For further information contact:
Craig Montanaro
President & Chief Operating Officer
Kearny Financial Corp.
(973) 244-4510

KEARNY FINANCIAL CORP.
REPORTS FIRST QUARTER 2011 OPERATING RESULTS

Fairfield, New Jersey, October 29, 2010 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2010 of $1,335,000, or $0.02 per diluted share.

The results represent a decrease of $677,000 compared to net income of $2,012,000, or $0.03 per diluted share, for the quarter ended June 30, 2010. The decrease in net income between linked quarters was primarily attributable to an increase in the provision for loan losses and a decrease in non-interest income which were partially offset by an increase in net interest income and a decrease in non-interest expense.  In total, these factors resulted in an overall decrease in pre-tax income and the provision for income taxes.

Net income for the quarter ended September 30, 2010 represented an increase of $240,000 compared to net income of $1,095,000, or $0.02 per diluted share, for the year ago quarter ended September 30, 2009.  The increase in year-over-year quarterly net income reflected increases in net interest income and non-interest income partially offset by increases in the provision for loan loss and non-interest expense.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey.  At September 30, 2010, Kearny Financial Corp. had total assets of $2.38 billion which included net loans receivable of $988.4 million and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.11 billion.  As of that same date, deposits and borrowings totaled $1.66 billion and $210.0 million, respectively, while stockholders’ equity totaled $484.0 million or 20.4% of total assets.

The following is an overview of the Company’s financial results for the quarter ended September 30, 2010:

Net Interest Income

Net interest income during the quarter ended September 30, 2010 was $14.5 million, an increase of $169,000 compared to net interest income of $14.4 million during the quarter ended June 30, 2010 and an increase of $1.2 million compared to net interest income of $13.3 million during the quarter ended September 30, 2009.  The Company’s net interest margin decreased by two basis points to 2.73% for the quarter ended September 30, 2010 from 2.75% during the prior linked quarter ended June 30, 2010.  The net interest margin decreased one basis point from 2.74% for the same quarter one year earlier ended September 30, 2009.

The increase in net interest income between linked quarters resulted from a decrease in interest expense that was partially offset by a concurrent decrease in interest income.  The decrease in interest expense between linked quarters was primarily attributable to a decline in the average cost of interest-bearing deposits.  The reduction in average cost reflected declines across all categories of interest-bearing deposits including certificates of deposit as well as savings and interest-bearing checking.  The decline in the cost of certificates of deposit continues to reflect the downward repricing of the portfolio to current market levels despite customers continuing to strive for higher yield by extending the term of accounts at maturity.  The reduction in the cost of non-maturity deposits also reflects the effect of lower market interest rates and resulting declines in rates paid on such accounts by the Bank and other institutions in the marketplace.  These factors have outweighed the effect of the Bank continuing to promote its “High Yield Checking” product which is designed to attract core deposits in the form of customers’ primary checking accounts through interest rate and fee reimbursement incentives to qualifying customers.

The decrease in interest income between linked quarters was primarily attributable to a decline in the average yield of interest-earning assets which was partially offset by an increase in their average balance.  The decline in average yield continued to reflect the effect of lower market interest rates across most categories of earning assets.  However, the decline also reflected an increase in the average balance of lower yielding mortgage-backed securities which was partially offset by a reduction in the average balance of comparatively higher yielding loans.

The increase in net interest income between the year-over-year quarters ended September 30, 2010 and September 30, 2009 resulted from a decrease in interest expense that outpaced a concurrent decrease in interest income.  The decrease in interest expense between the year-over-year quarters reflected the effects of the decline in the overall average cost of interest-bearing deposits partially offset by increases in each of their respective average balances between comparative periods.  The overall decline in the average cost of interest-bearing deposits reflected reductions in the cost of both certificates of deposit and savings accounts reflecting the overall effects of lower market interest rates.  By contrast, the cost of interest-bearing checking accounts remained stable between comparative quarters as the effects of lower market interest rates were offset by the promotional pricing associated with the Bank’s “High Yield Checking” product.

The year-over-year decrease in interest income was attributable to similar factors as those noted in the linked period comparison.  That is, the reduction in interest income reflected a reduction in the overall average yield of interest-earning assets resulting from declines in the average yields of most of its component categories.  Similarly, the impact on interest income attributable to the decline in average yields was partially offset by an increase in the overall average balance of interest-earning assets.  However, the components of that growth between year-over-year quarters was mainly due to an increase in the average balance of lower yielding mortgage-backed and non-mortgage-backed securities while the average balance of comparatively higher yielding loans declined.  The decline in interest income between year-over-year quarters also reflected an increase in the average balance of non-interest-earning assets during the more recent comparative period.

More specifically, total interest income decreased $70,000 to $22.9 million during the quarter ended September 30, 2010 compared to $23.0 million during the quarter ended June 30, 2010 while decreasing $213,000 compared to $23.2 million during the quarter ended September 30, 2009.

Interest income from loans decreased $260,000 to $13.8 million during the quarter ended September 30, 2010 compared to $14.1 million during the quarter ended June 30, 2010.  By comparison, interest income on loans decreased $1.1 million during the quarter ended September 30, 2010 compared to $14.9 million during the quarter ended September 30, 2009.  The decrease in interest income on loans between both sets of comparative periods resulted from decreases in both their average balance and average yield.  During the quarter ended September 30, 2010, average loans receivable were $1.006 billion with an average yield of 5.49%.  By comparison, during the quarters ended June 30, 2010 and September 30, 2009, average loans receivable were $1.008 billion and $1.051 billion, respectively, with average yields of 5.58% and 5.67%, respectively.

The Bank continued to experience a reduction in the aggregate outstanding balance of residential first mortgages, home equity loans and home equity lines of credit, whose combined average outstanding balances declined $2.3 million to $767.7 million during the quarter ended September 30, 2010 due to the combined effects of significantly reduced levels of financing associated with real estate purchases and a highly competitive market for refinancing of existing credits.  By contrast, the average balance of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans increased by $1.1 million in aggregate to $219.7 million over the same period.

Interest income from mortgage-backed securities increased $341,000 to $7.4 million during the quarter ended September 30, 2010 from $7.1 million during the quarter ended June 30, 2010 while decreasing $431,000 from $7.8 million during the quarter ended September 30, 2009.  The increase in interest income between linked periods was attributable to comparative increases in the average balance of mortgage-backed securities that were partially offset by declines in their average yield.  By contrast, the decrease in interest income between year-over-year periods was attributable to the decline in average yield on mortgage-backed securities which outweighed the effects of comparatively higher average balances during the more recent period.  During the quarter ended September 30, 2010, average mortgage-backed securities, excluding net unrealized gains, were $737.4 million with an average yield of 4.01%.  By comparison, during the quarters ended June 30, 2010 and September 30, 2009, the average balances of mortgage-backed securities were $659.1 million and $655.8 million, respectively, with average yields of 4.28% and 4.78%, respectively.

The average yield on mortgage-backed securities has been decreasing due primarily to the repayment of higher coupon mortgage loans in the pools underlying the securities coupled with the effect of the Bank reinvesting incoming cash flows into securities whose comparatively lower yields reflect the overall decline in market interest rates.

Interest income from non-mortgage-backed securities decreased $163,000 to $1.6 million during the quarter ended September 30, 2010 compared to $1.7 million during the quarter ended June 30, 2010 and increased $1.3 million from $218,000 during the quarter ended September 30, 2009.  The decrease in interest income between the linked periods resulted from a decrease in the average balance of non-mortgage-backed securities coupled with a decline in their average yields.  By contrast, the increase in interest on non-mortgage-backed securities between year-over-year periods resulted from an increase in their average balance that was partially offset by a decline in their average yield.  During the quarter ended September 30, 2010, average non-mortgage-backed securities totaled $275.7 million with an average yield of 2.27%.  By comparison, during the quarters ended June 30, 2010 and September 30,

 2009, the average balances of non-mortgage-backed securities totaled $288.2 million and $32.2 million, respectively, with average yields of 2.40% and 2.71%, respectively.

Interest income from other interest-earning assets, comprised primarily of interest-earning cash and cash equivalents and FHLB stock, increased $12,000 to $179,000 during the quarter ended September 30, 2010 compared to $167,000 during the quarter ended June 30, 2010 and decreased $51,000 from $230,000 for the quarter ended September 30, 2009.  The increase in interest income between linked periods resulted from an increase in the average yield on other interest-earning assets that was partially offset by a decline in their average balance.  By contrast, the decline in interest income between year-over-year periods reflected an increase in the average yield on other interest-earning assets that was more than offset by a decline in their average balance.  During the quarter ended September 30, 2010, the average balance of other interest-earning assets totaled $115.0 million with an average yield of 0.62%.  By comparison, during the quarters ended June 30, 2010 and September 30, 2009, the average balances of other interest-earning assets totaled $133.4 million and $196.9 million, respectively, with average yields of 0.50% and 0.47%, respectively.

Total interest expense decreased $239,000 to $8.4 million during the quarter ended September 30, 2010 compared to $8.6 million during the quarter ended June 30, 2010 while decreasing $1.5 million compared to $9.9 million during the quarter ended September 30, 2009.

Interest expense attributed to deposits decreased $262,000 to $6.3 million during the quarter ended September 30, 2010 from $6.6 million during the quarter ended June 30, 2010 and decreased $1.5 million compared to $7.8 million during the quarter ended September 30, 2009.  The decrease in interest expense between both sets of comparative quarters reflected declines in the average cost of interest-bearing deposits that were partially offset by increases in their average balance.  For the quarter ended September 30, 2010, the average balance of interest-bearing deposits increased to $1.59 billion from $1.53 billion for the quarter ended June 30, 2010 while their average cost declined to 1.59% from 1.72% for those same comparative periods.  As noted earlier, the decrease in the overall cost of interest-bearing deposits for the linked quarters reflects a continuing decline in the cost of certificates of deposit as well as non-maturity deposits - including both savings and interest-bearing checking accounts - with the latter continuing to reflect the Bank’s promotion of its “High Yield Checking” product.

Similarly, the average balance and average cost of interest-bearing deposits for the earlier comparative quarter ended September 30, 2009 totaled $1.39 billion and 2.25%, respectively.  As discussed above, the overall decline in the cost of interest-bearing deposits between the year-over-year comparative quarters also reflects decreases in the cost of certificates of deposit and savings accounts while the cost of interest-bearing checking accounts remained stable as the effects of lower market interest rates were offset by the effects of the promotional pricing relating to the Bank’s “High Yield Checking” product.

Finally, interest expense attributed to Federal Home Loan Bank (“FHLB”) advances increased $23,000 to $2.1 million for the quarter ended September 30, 2010 compared to the prior quarter ended June 30, 2010 while remaining unchanged from the quarter ended September 30, 2009.  During both linked quarters ended September 30, 2010 and June 30, 2010, the average balance of FHLB advances was $210.0 million with average costs of 3.95% and 3.91%, respectively.  The average balance and average cost of FHLB advances were unchanged from the quarter ended September 30, 2009 at $210.0 million and 3.95%, respectively.

Provision for Loan Losses

The provision for loan losses totaled $1.3 million during the quarter ended September 30, 2010 compared to a provision of $262,000 for the linked quarter ended June 30, 2010 and a provision of $858,000 for the quarter ended September 30, 2009.  The provision in the current period reflected required net increases to the allowance for additional specific losses on several impaired mortgage loans on residential properties located in New Jersey as well as one out-of-state residential mortgage loan.  All 1-4 family residential mortgage loans with specific losses recognized during the quarter were originated by other lending institutions, including Countrywide Home Loans, Inc. (“Countrywide”), and purchased by the Bank during prior years.  The provision also reflected net increases to balances of general valuation allowances attributable to the application of historical and environmental loss factors to the remaining non-impaired portion of the loan portfolio in accordance with the Company’s allowance for loan loss calculation methodology.  Further discussion of the allowance for loan losses is presented in the Loans and Credit Quality section below.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income, including real estate owned (“REO”) operations, decreased $13,000 to $631,000 during the quarter ended September 30, 2010 from $644,000 during the quarter ended June 30, 2010 while increasing $13,000 from $618,000 during the quarter ended September 30, 2009.  The decrease in non-interest income between linked quarters reflected an increase in the net expenses recognized through REO operations and the absence in the current period of REO sale gains recognized during the earlier comparative quarter.  The decline in non-interest income between linked quarters also reflected a decline in deposit and branch-related fees and charges.   These decreases to non-interest income were partially offset by increases in income from bank owned life insurance attributable to a greater average balance of the underlying policies’ cash surrender values during the more recent quarter.

The comparative increase in non-interest income between year-over-year quarters reflected an increase in income from bank owned life insurance.  However, that increase was only partially offset by the comparative increase in net expenses recognized through REO operations and net declines in deposit and branch-related fees and charges.

Finally, non-interest income for the current quarter ended September 30, 2010 reflected the absence of certain investment security-related activities that had been reported during the earlier comparative quarters.  For example, the prior linked quarter ended June 30, 2010 reflected net gains totaling $509,000 on the sale of mortgage-backed securities for which no such income was recorded during the current quarter.  Similarly, the quarter ended September 30, 2009 reflected net other-than-temporary impairment charges totaling $98,000 for which no such expense was recorded during current quarter ended September 30, 2010.

Non-interest Expense

Non-interest expense decreased by $65,000 to $11.6 million for the quarter ended September 30, 2010 from $11.7 million for the quarter ended June 30, 2010 but increased $627,000 from $11.0 million for the quarter ended September 30, 2009.

The $65,000 decrease in non-interest expense between linked quarters was attributable, in part, to a decline in merger-related expenses which decreased $333,000 to $40,000 for the quarter ended September 30, 2010 compared to $373,000 for the quarter ended June 30, 2010.  For both linked quarters, such expenses related to the Company’s acquisition of Central Jersey Bancorp (NASDAQ: CJBK).  The acquisition was announced on May 25, 2010, approved by the Office of Thrift Supervision on October 20, 2010 and is expected to close during the quarter ending December 31, 2010.  The aggregate merger-related expenses recorded during the linked quarters included a portion of the professional service fees expected to be paid relating to the transaction including, but not limited to, investment banking, legal and due diligence consulting services.

Partially offsetting the decrease in merger-related expenses between linked quarters were comparative increases in salaries and employee benefits, occupancy, equipment and systems expense and deposit insurance expenses.   The increase in compensation-related expense was primarily attributable to increased actuarial costs of pension plans coupled with lesser increases in employees wages and salaries.  The increase in occupancy expense included increases in property tax assessments by certain municipalities as well as seasonal fluctuations in utility-related facility expenses.  The change in equipment and system expense reflects an increase in core processing charges relating, in part, to development work in support of the Bank’s “High Yield Checking” product while the increase in cost of FDIC deposit insurance primarily reflects the continued growth in the Bank’s balance of insurable deposits.

The net increase of $627,000 in year-over-year quarterly non-interest expense was generally attributable to many of the same factors as those affecting the linked period comparison.  The year-over-year increase in non-interest expenses reflects merger-related expenditures during the current quarter for which no such expense was recorded during the earlier comparative period.  Additionally, increases in salaries and employee benefits reflect year-over-year increases in employees’ wages and salaries as well as comparative increases in actuarial pension costs and health benefit expenses.

For those same comparative periods, the growth in occupancy expense reflects increases in both property tax and depreciation expense while the comparative growth in equipment and systems expense primarily reflects increases in service provider expenses associated with core processing, network administration as well as data processing and support costs associated with the Bank’s “High Yield Checking” product which had not yet been implemented during the earlier comparative quarter.  Likewise, the increase in advertising and marketing expense also reflects the absence of promotional expenses for the “High Yield Checking” product during the earlier comparative period.  Finally, the increase in cost of FDIC deposit insurance between year-over-year periods also reflects the continued growth in the Bank’s balance of insurable deposits.

Partially offsetting the year-over-year increases in non-interest expenses noted was an aggregate net decline in miscellaneous expenses.  The net decline primarily reflects reductions in loan expenses and various general and administrative expenses including correspondent bank charges that were partially offset by increases in professional services expenses for legal and accounting services.

Provision for Income Taxes

The provision for income taxes decreased by $600,000 to $946,000 for the quarter ended September 30, 2010 from $1.5 million for the quarter ended June 30, 2010 and increased $143,000 from $803,000 for the quarter ended September 30, 2009.  The variance in income taxes between both sets of comparative quarters was primarily attributable to the underlying differences in pre-tax income.  The Company’s effective tax rates during the quarters ended September 30, 2010, June 30, 2010 and September 30, 2009 were 41.5%, 43.4% and 42.3%, respectively.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, decreased by $62.3 million to $119.1 million at September 30, 2010 from $181.4 million at June 30, 2010.  The decrease in short term, liquid assets was largely attributable to the redeployment of excess liquidity that had accumulated from the combined effects of deposit growth and net loan and non-mortgage-backed security repayments into mortgage-backed securities during the quarter.

In accordance with the overall goals of its strategic business plan, the Company may, at times, defer the reinvestment of excess liquidity into the investment portfolio in favor of retaining comparatively higher average balances of short term, liquid assets as a funding source for future loan originations.  Toward that end, the Bank’s pipeline of “in process” loans has generally increased compared to one year earlier due, in part, to continued expansion of the Bank’s commercial loan origination staff.  Moreover, the Bank continues to evaluate various pricing strategies to expand the origination of certain loan types in select markets.

Despite these efforts to bolster loan growth, incoming cash flows from loan repayments have generally outpaced origination volume.  As noted earlier, the Bank continued to experience a reduction in the aggregate outstanding balance of residential first mortgages, home equity loans and home equity lines of credit during the quarter ended September 30, 2010 due largely to the combined effects of significantly reduced levels of residential real estate purchase activity and a highly competitive market for the refinancing of existing credits.

The overall decline in the balance of residential mortgages has been partially offset by the increase in the aggregate balance of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans was attributable, in part, to the factors noted above.  However, during the quarter ended September 30, 2010, the utilization of liquidity to fund the net growth in the commercial loan portfolio was significantly outpaced by the incoming cash flows arising from net deposit growth, security repayments and the overall decline in the residential loan portfolio.

In light of the opportunity cost to near term earnings resulting from the accumulation of short term, liquid assets, the Bank redeployed a portion of its excess liquidity into mortgage-backed securities during the quarter ended September 30, 2010.  Management will continue to monitor the opportunity cost to near term earnings resulting from the accumulation of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives including the upcoming acquisition of Central Jersey Bancorp which is expected to close during the quarter ending December 31, 2010.  The Company may continue to redeploy a portion of its liquidity into higher yielding investments based upon the timing and relative success of those initiatives.

Loans and Credit Quality

The outstanding balance of loans receivable at September 30, 2010, excluding deferred fees and costs and the allowance for loan losses, declined by $15.8 million to $997.4 million compared to $1.01 billion at June 30, 2010.  The overall decrease in the loan portfolio during the current quarter included net declines in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $21.3 million and a net decrease in the balance of construction loans of $2.3 million.  Partially offsetting these decreases was an increase in the aggregate balance of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans, of $7.9 million.  Aggregate declines in the outstanding balance of consumer and other loans totaled $84,000.

In general, the aggregate decline in the loan portfolio for the quarter ended September 30, 2010 reflects the continuing diminished level of loan demand resulting from a weak economy and declining real estate values exacerbated by aggressive pricing for certain loan products that are available in the marketplace to a reduced number of qualified borrowers.

At September 30, 2010, non-performing assets totaled $25.4 million or 1.07% of total assets and comprised 62 nonperforming loans totaling $24.8 million, or 2.49% of total loans, plus three REO properties totaling $581,000.  By comparison, at June 30, 2010 non-performing assets totaled $21.7 million or 0.93% of total assets and comprised 54 nonperforming loans totaling $21.6 million, or 2.13% of total loans, plus two REO properties totaling $146,000.

The number and outstanding balance of loans reported as nonperforming at September 30, 2010 include 47 one-to-four family loans totaling $16.9 million, three construction loans totaling $468,000, eight multi-family loans totaling $2.5 million, two nonresidential mortgage loans totaling $2.7 million, and two commercial business loans totaling $2.3 million.

One-to-four family loans reported as non-performing at September 30, 2010 include 31 mortgage loans totaling $14.1 million on residential properties located in New Jersey originally acquired from Countrywide.  As of that date, the allowance for loan loss includes valuation allowances totaling $3.1 million attributable to specific impairments identified on the Countrywide nonperforming loans.  At September 30, 2010, the Bank owned a total of 164 residential mortgage loans with an aggregate outstanding balance of $81.3 million that were originally acquired from Countrywide and continue to be serviced by their acquirer, Bank of America through its subsidiary, BAC Home Loans Servicing, LP.  Of these loans, an additional six loans totaling $2.4 million are 30-89 days past due and are in various stages of collection.

The remaining 16 nonperforming one-to-four family mortgage with an aggregate balance of $2.8 million were internally originated and include a total of 11 first mortgages, four home equity loans and one home equity line of credit.  The Bank has identified no impairments requiring the establishment of a specific valuation allowance relating to these loans through September 30, 2010.

Construction loans reported as nonperforming at September 30, 2010 include two internally originated loans and one participation acquired through the Thrift Institutions Community Investment Corporation of New Jersey (“TICIC”), a subsidiary of the New Jersey Bankers Association.  As of that date, the allowance for loan loss includes a specific valuation allowance totaling $105,000 attributable to the impairment identified on this TICIC participation.  The Bank has identified no impairments requiring the establishment of a specific valuation allowance relating to the two remaining internally originated, nonperforming construction loans.

Seven of the eight multi-family loans totaling $2.0 million that were reported as nonperforming at September 30, 2010 represent participations acquired through TICIC while one internally originated multi-family loan with a balance of $449,000 was reported as nonperforming as of that date.  The allowance for loan loss includes specific valuation allowances totaling $1.5 million attributable to impairments identified on the TICIC multi-family loan participations.

The two nonresidential mortgage loans reported as nonperforming at September 30, 2010 represent internally originated loans for which the Bank has identified no impairments requiring the establishment of a specific valuation allowance as of that date.   The larger of the two loans has outstanding balance of $2.7 million and is fully secured by a catering facility in Monmouth County, NJ and remains in foreclosure at September 30, 2010.

Finally, the two commercial business loans reported as nonperforming at September 30, 2010 also represent internally originated loans for which the Bank has identified no impairments requiring the establishment of a specific valuation allowance as of that date.  The larger of the two loans has an outstanding balance of $2.2 million and is secured by land with approvals for residential development.  The loan was placed on nonaccrual at June 30, 2010 based upon its past due status.  The borrower was unsuccessful at selling the underlying property based on a contract for the sale that was originally expected to close during the current quarter.  Consequently, collections efforts continue on the loan at September 30, 2010.

In addition to impairments identified on the nonperforming loans noted above, the allowance for loan loss also contains a specific valuation allowance totaling $193,000 relating to one internally originated, multi-family mortgage loan that is impaired, but is reported as performing due to its accrual and payment status.

Charge offs, net of recoveries, against the allowance for loan loss during the current quarter ended September 30, 2010 totaled $435,000.  The allowance for loan losses as a percentage of total loans outstanding was 0.94% at September 30, 2010  compared with 0.84% at June 30, 2010 reflecting total allowances of $9.4 million and $8.6 million, respectively.  At September 30, 2010, the allowance was comprised of $5.0 million of specific valuation allowances attributable to identified impairments on individual loans while the remaining $4.4 million represented general valuation allowances based upon the historical and environmental loss factors utilized by the Bank’s allowance for loan loss methodology.  As of June 30, 2010, the specific and general valuation allowances included in the allowance for loan loss totaled $4.3 million and $4.3 million, respectively.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, increased $140.5 million to $844.0 million at September 30, 2010 from $703.5 million at June 30, 2010.  The net increase reflected security purchases totaling $186.4 million which were partially offset by principal repayments totaling approximately $43.7 million and a decline in the unrealized gain within the portfolio of $1.7 million to $28.3 million at September 30, 2010 from $30.0 million at June 30, 2010.  Of the securities purchased, $4.4 million represent issues eligible to meet the Community Reinvestment Act investment test.  Based on its evaluation, management concluded that no other-than-temporary impairment was present within this segment of the investment portfolio at September 30, 2010.

Mortgage-backed securities held to maturity decreased $75,000 to $1.6 million at September 30, 2010 from $1.7 million at June 30, 2010 attributable to principal repayments during the quarter.  At September 30, 2010, the balance of mortgage-backed securities held to maturity includes both pass-through certificates and collateralized mortgage obligations (“CMOs”).  As of that date, the Company’s portfolio of non-agency CMOs totaled 20 securities with a total book value of approximately $299,000 while the remainder of the held to maturity mortgage-backed securities portfolio was comprised of government agency mortgage pass-through securities and collateralized mortgage obligations.  Based on its evaluation, management concluded that no other-than-temporary impairment was present within this segment of the investment portfolio at September 30, 2010.

Non-mortgage-backed securities classified as available for sale decreased by $115,000 to $29.4 million at September 30, 2010 from $29.5 million at June 30, 2010.  The change in the balance between linked periods was primarily attributable to principal repayments that were partially offset by an increase in the fair value of the portfolio.  The net unrealized loss for this portfolio was reduced by $404,000 to $1.1 million at September 30, 2010 from $1.5 million at June 30, 2010.  Non-mortgage-backed securities classified as held to maturity decreased by $25.0 million to $230.0 million at September 30, 2010 from

$255.0 million at June 30, 2010.  The net decrease in the portfolio during the quarter was attributable to the full repayment at par of several fixed rate, agency debentures that were called by the issuer prior to maturity and the reinvestment of all but $25.0 million of those proceeds into similar securities.  Based on its evaluation, management has concluded that no other-than-temporary impairment is present within either segment of the non-mortgage backed securities portfolio at September 30, 2010.

Deposits

Deposits increased $39.8 million to $1.66 billion at September 30, 2010 from $1.62 billion at June 30, 2010.  Growth was reported across all categories of interest-bearing deposits.  For the quarter ended September 30, 2010, interest-bearing demand deposits increased $30.1 million to $286.3 million, savings deposits increased $1.8 million to $336.0 million and certificates of deposit increased $11.8 million to $991.4 million.  Non-interest-bearing demand deposits decreased $3.9 million to $49.8 million during the current quarter.

As noted earlier, the growth in interest-bearing checking accounts continues to reflect the promotion of the Bank’s “High Yield Checking” product which is designed to attract core deposits in the form of customers’ primary checking accounts through interest rate and fee reimbursement incentives to qualifying customers.  The explicit increase in interest expense associated with the “High Yield Checking” product is expected to be partially offset by an associated increase in transaction fee income.

Depositors have generally been lengthening the maturities of their time deposits, particularly by transferring maturing certificates of deposit to accounts with new maturities of greater than 12 months to improve yield.  Certificates of deposit with maturities of greater than 12 months increased by $42.5 million to $305.7 million at September 30, 2010 from $263.2 million at June 30, 2010 with such balances representing 30.8% and 26.9% of total certificates of deposit at the close of each period, respectively.

Federal Home Loan Bank Advances

As a result of the Bank’s strong liquidity position, there were no additional borrowings drawn during the quarter ended September 30, 2010.  Moreover, no borrowings matured during those same periods.  Consequently, the balance of FHLB advances remained unchanged at $210.0 million at September 30, 2010 and June 30, 2010.

Stockholders’ Equity and Capital Management

During the quarter ended September 30, 2010, stockholders’ equity decreased $1.9 million to $484.0 million from $485.9 million at June 30, 2010.  The decrease was attributable, in part, to a $3.3 million increase in treasury stock resulting from the repurchase of 368,800 shares of the Company’s common stock as well as an $800,000 cash dividend to minority shareholders.  Partially offsetting these factors was quarterly net income of $1.3 million, increases to paid-in-capital totaling $1.2 million attributable primarily to benefit plan related adjustments and $363,000 of ESOP shares earned.  The change in stockholders’ equity also reflects a $784,000 decline in accumulated other comprehensive income resulting primarily from reductions in the unrealized gain on the available for sale securities portfolios.

At September 30, 2010, the Company’s total equity to asset ratio was 20.4% while the equity to assets ratio of the Bank was 19.6%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 16.2% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 37.6% and 38.1%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	September 30,	June 30,
	2010	2010
Selected Balance Sheet Data:
Assets	$2,376,272	$2,339,813
Cash and cash equivalents	119,084	181,422
Securities available for sale	29,382	29,497
Securities held to maturity	229,976	255,000
Allowance for loan losses	(9,377)	(8,561)
Net loans receivable	988,367	1,005,152
Mortgage-backed securities available for sale	844,042	703,455
Mortgage-backed securities held to maturity	1,625	1,700
Goodwill	82,263	82,263
Deposits	1,663,388	1,623,562
Federal Home Loan Bank advances	210,000	210,000
Total stockholders' equity	483,972	485,926

Consolidated Capital Ratios:
Equity to assets at period end	20.37%	20.77%
Tangible equity to tangible assets at period end (1)	17.02%	17.36%

Share Data:
Outstanding shares (in thousands)	67,975	68,344
Closing price as reported by NASDAQ	$8.83	$9.16
Book value per share	$7.12	$7.11
Tangible book value per share (1)	$5.68	$5.66

Asset Quality Ratios:
Non-performing loans to total loans	2.49%	2.13%
Non-performing assets to total assets	1.07%	0.93%
Allowance for loan losses to total loans	0.94%	0.84%
Allowance for loan losses to non-performing loans	37.76%	39.70%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Summary of Operations:
Interest income	$22,943	$23,013	$23,156
Interest expense	8,398	8,637	9,903
Net interest income	14,545	14,376	13,253
Provision for loan losses	1,251	262	858
Net interest income after provision for loan losses	13,294	14,114	12,395
Non-interest income, excl gain/(loss) on securities	631	644	618
Gain/(loss) on securities	0	509	(98)
Non-interest expense	11,644	11,709	11,017
Income before taxes	2,281	3,558	1,898
Provision for income taxes	946	1,546	803
Net income	$1,335	$2,012	$1,095
Per Share Data:
Net income per share - basic	$0.02	$0.03	$0.02
Net income per share - diluted	$0.02	$0.03	$0.02
Weighted average number of common shares
outstanding - basic (in thousands)	67,219	67,711	68,074
Weighted average number of common shares
outstanding - diluted (in thousands)	67,219	67,711	68,074
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	59.9%	40.6%	77.81%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Average Balances:
Loans receivable	$1,005,826	$1,007,957	$1,050,538
Mortgage-backed securities:
Mortgage pass-through securities	736,229	655,668	651,135
Collateralized mortgage obligations	1,159	3,426	4,626
Total mortgage-backed securities	737,388	659,094	655,761
Non-mortgage-backed securities:
Tax exempt securities	18,125	18,125	18,167
Taxable securities	257,533	270,082	13,996
Total non-mortgage-backed securities	275,658	288,207	32,163
Other interest-earning assets	115,037	133,407	196,865
Total interest earning assets	2,133,909	2,088,665	1,935,327
Non-interest-earning assets	223,336	210,500	217,270
Total assets	$2,357,245	$2,299,165	$2,152,597
Interest-bearing deposits
Interest-bearing checking	$273,524	$237,401	$171,051
Savings and clubs	336,377	329,606	304,237
Certificates of deposit	976,816	963,825	917,429
Total interest-bearing deposits	1,586,717	1,530,832	1,392,717
Federal Home Loan Bank advances	210,000	210,000	210,000
Total interest-bearing liabilities	1,796,717	1,740,832	1,602,717
Non-interest-bearing liabilities	76,504	77,525	74,215
Stockholders' equity	484,024	480,808	475,665
Total liabilities and stockholders' equity	$2,357,245	$2,299,165	$2,152,597
Average interest-earning assets to average
interest-bearing liabilities	118.77%	119.98%	120.75%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Performance ratios:
Yield on average:
Loans receivable	5.49%	5.58%	5.67%
Mortgage-backed securities	4.01%	4.28%	4.78%
Non-mortgage-backed securities:
Tax exempt securities	3.47%	3.47%	3.48%
Taxable securities	2.19%	2.33%	1.70%
Total non-mortgage-backed securities	2.27%	2.40%	2.71%
Other interest-earning assets	0.62%	0.50%	0.47%
Total interest-earning assets	4.30%	4.41%	4.79%
Cost of average:
Interest-bearing checking	1.13%	1.25%	1.13%
Savings and clubs	0.87%	1.02%	1.04%
Certificates of deposit	1.97%	2.08%	2.86%
Interest-bearing deposits	1.59%	1.72%	2.25%
Federal Home Loan Bank advances	3.95%	3.91%	3.95%
Total interest-bearing liabilities	1.87%	1.98%	2.47%

Net interest rate spread (1)	2.43%	2.43%	2.32%
Net interest margin (2)	2.73%	2.75%	2.74%

Non-interest income to average assets	0.11%	0.20%	0.10%
Non-interest expense to average assets	1.98%	2.04%	2.05%

Efficiency ratio	76.73%	75.40%	79.99%

Return on average assets	0.23%	0.35%	0.20%
Return on average equity	1.10%	1.67%	0.92%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.